Exhibit 99.3

Supplemental Agreement No. 2 to the Joint Investment Agreement

This Supplemental Agreement No. 2 to the Joint Investment Agreement (hereafter this “Agreement”) dated July 27, 2021 is entered into by and among the following parties, which have been established and exist in accordance with the laws of the Republic of Korea.

(1)

DoubleU Games Co., Ltd., established and maintained in accordance with the laws of the Republic of Korea and headquartered in 16F, Gangnam Finance Center, 152, Teheran-ro (Yeoksam-dong), Gangnam-gu, Seoul, Korea (hereinafter “DoubleU Games”);

(2)

Double Down Interactive Co., Ltd., established and maintained in accordance with the laws of the Republic of Korea and headquartered in 13F, Gangnam Finance Center, 152, Teheran-ro (Yeoksam-dong), Gangnam-gu, Seoul, Korea (hereinafter the “Target Company”);

(3)

STIC Special Situation Private Equity Fund (hereinafter “STIC”), established and maintained in accordance with the laws of the Republic of Korea and headquartered in 12, Teheran-ro 78-gil (Daechi-dong), Gangnam-gu, Seoul; and

(4)

STIC Special Situation Diamond Limited (hereinafter “STIC SPC”), established and maintained in accordance with the laws of the Republic of Korea and headquartered in 12, Teheran-ro 78-gil (Daechi-dong) , Gangnam-gu, Seoul (DoubleU Games, Target Company, STIC and STIC SPC are collectively referred to as the “Parties”, each individually referred to as a “Party”).

Preamble

(A)

On April 11, 2017, DoubleU Games and STIC entered into a Joint Investment Agreement to agree upon, among others, certain matters regarding investment in the Target Company (formerly known as The8Games Co., Ltd.), establishment of DoubleU Diamond LLC, shareholding and operation of the relevant companies (hereinafter referred to as the “Joint Investment Agreement”).

(B)

For the purpose of providing for additional agreements regarding the Joint Investment Agreement, the Parties entered into a separate agreement related to the Joint Investment Agreement dated May 15, 2020 (hereinafter referred to as the “Relevant Agreement”) and a supplemental agreement related to the Joint Investment Agreement dated July 16, 2021(hereinafter referred to as the “Supplemental Agreement”).

(C)

The Target Company is currently preparing for an initial public offering (hereinafter referred to as the “IPO”) by listing the American Depositary Share (hereinafter referred to as “ADS”) to be issued by the Target Company on the Nasdaq Stock Market in the United States pursuant to Article 3.1 of the Joint Investment Agreement and Article 3 of the Relevant Agreement.

(D)	The Parties intend to hereby provide additional agreements regarding the Joint Investment Agreement, the Relevant Agreement and the Supplemental Agreement.

The Parties agree on the following, in accordance with mutual promise, agreements, and favorable considerations in this Agreement.

Article 1 Termination of the Investment Agreement

1.1

At 00:00 AM (New York time) on the date of commencement of trading of ADS to be issued for the IPO, the Joint Investment Agreement and the Relevant Agreement shall be terminated without a separate notice from any Party.

1.2	Even after the termination of the Joint Investment Agreement and the Relevant Agreement in accordance with the preceding paragraph, the Supplemental Agreement shall remain in effect.

Article 2 Miscellaneous

2.1	This Agreement and any disputes arising therefrom or related thereto shall be governed, interpreted and enforced in accordance with the laws of the Republic of Korea.

2.2

In case of any dispute arising out of this Agreement, each Party shall seek a resolution through good-faith consultations. If the dispute is not resolved despite such consultations, it will be resolved by a trial with exclusive jurisdiction of the Seoul Central District Court.

2.3	Terms defined in the Investment Agreement shall have the same meaning in this Agreement, unless defined otherwise in this Agreement or otherwise interpreted in context.

2.4

This Agreement shall be executed in both Korean and English versions, and in the event of any discrepancy between the Korean version and the English version of this Agreement, the Korean version shall prevail.

(The following margin for seal)

In order to evidence the execution of this Agreement, the Parties shall execute 4 copies of this Agreement, which shall be kept by each Party.

July 27, 2021 DoubleU Games Co., Ltd.

Signature (Seal)	Corporate Seal

In order to evidence the execution of this Agreement, the Parties shall execute 4 copies of this Agreement, which shall be kept by each Party.

July 27, 2021 Double Down Interactive Co., Ltd.

Signature (Seal)	Corporate Seal

In order to evidence the execution of this Agreement, the Parties shall execute 4 copies of this Agreement, which shall be kept by each Party.

July 27, 2021 STIC Special Situation Private Equity Fund

Signature (Seal)	Corporate Seal

In order to evidence the execution of this Agreement, the Parties shall execute 4 copies of this Agreement, which shall be kept by each Party.

July 27, 2021 STIC Special Situation Diamond Limited

Signature (Seal)	Corporate Seal